Exhibit 99.1

Contacts:	Investors:
Sujan Jain	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS
Ends Fiscal 2007 with $259 Million in Total Assets
SANTA CLARA, CA. — March 17, 2008 — Transmeta Corporation (NASDAQ: TMTA) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.
Fiscal 2007 and Recent Highlights
•	Streamlined and restructured Transmeta’s operations to focus on its core business of developing and licensing intellectual property and technology.

•	Focused on developing its technology, building its licensing business and putting the building blocks in place to expand its customer base.

•	Received commercial royalty revenue from its first LongRun2 licensee in 2007 and expects first volume production royalty revenue in the first quarter of 2008.

•	Continued building its U.S. patent portfolio, adding 26 issued patents in 2007, bringing the total to 116 by year end. The Company has since had an additional 18 U.S. patents issue in 2008, bringing its current U.S. patent total to 134.

•	Appointed an executive team to implement and execute on its restructuring program, including Les Crudele as president and chief executive officer, Sujan Jain as chief financial officer, and Dan Hillman as vice president of engineering.

•	Retained Piper Jaffray & Co. as financial advisors to help identify options for enhancing shareholder value.

•	Resolved its patent litigation with Intel, resulting in total payments of $250 million to Transmeta over a five-year period. The Company expects to recognize $234.6 million ratably over the next ten years as an operating gain, and a total of $15.4 million of interest income from 2008 to 2013.
“In 2007 we successfully streamlined and restructured our operations to focus on our core business of developing and licensing intellectual property and technology,” said Les Crudele, president and CEO. “We also resolved our patent litigation with Intel, resulting in total payments of $250 million that Transmeta will receive from Intel over a five year period. As a result of the restructuring, the strength of our IP portfolio and significant increase in cash, Transmeta now has a strong foundation from which we can work to increase shareholder value.
“We are very pleased that the first commercial product licensed to use our LongRun2 technologies is now in volume production. We are developing IP components and tools to help accelerate the implementation of LongRun2 technologies by our licensees, to put the building blocks in place that will enable us to target a broader base of customers for our LongRun2 technologies and to strengthen our patent portfolio. In addition, we are working with our financial advisors to explore and evaluate options for enhancing shareholder value,” said Mr. Crudele.

2007 Year End Financial Results
Revenue for 2007 was $2.5 million, compared with $48.6 million in 2006. The decrease in revenue between 2006 and 2007 was primarily due to the discontinuation of our engineering services and product sales businesses, as well as reduced license revenue. License revenue was $103,000 in 2007, compared with $10.0 million in 2006. Services revenue was $2.2 million in 2007, compared with $36.9 million in 2006. Product revenue was $167,000 in 2007, compared with $1.7 million in 2006.
Net loss attributable to common shareholders for 2007 was $66.8 million, or a loss of $6.33 per share, compared with a net loss of $23.5 million, or a loss of $2.40 per share in 2006. All share and per share data included in this press release have been retroactively adjusted to account for the effect of the one-for-20 reverse stock split that the Company effected on August 17, 2007.
Q4 2007 Financial Results
Revenue for the fourth quarter of 2007 was $126,000. Fourth quarter revenue included: $102,000 of license revenue, $100,000 of which was a one-time non-LongRun2-related technology license and $2,000 of which was license revenue for sample production royalty payments; and $24,000 of service revenue. This compared with revenue of $44,000 in the third quarter of 2007, which included $1,000 of license revenue and $43,000 of service revenue.
Total operating expenses for the fourth quarter of 2007 were $20.9 million, compared with $9.3 million in the third quarter of 2007. Fourth quarter operating expenses included $15.3 million in expenses related to the litigation and resolution of its lawsuit with Intel, non-cash charges of $1.7 million for amortization of intangible assets, and non-cash stock compensation charges of $0.7 million.
The Company’s provision for income taxes for the fourth quarter of 2007 was $3.3 million. Net loss attributable to common shareholders for the fourth quarter of 2007 was $23.9 million, or $1.99 per share, compared with a net loss of $12.7 million, or a loss of $1.24 per share, in the third quarter of 2007.
The Company’s cash, cash equivalents and short term investments at December 31, 2007 totaled $18.6 million. Cash at December 31, 2007 does not include the initial payment of $150.0 million Transmeta received from Intel on January 28, 2008 pursuant to the Companies’ definitive settlement agreement. The Company ended the year with approximately $259 million in total assets. The increase in total assets between 2006 and 2007 were primarily due to the recognition of the present value of expected future payments from Intel as other receivables. Transmeta continues to be debt free.
In view of recent developments in the financial markets, Transmeta has invested its cash equivalents and short-term investments — including the initial payment from Intel — in conservative investment instruments, including a portion in U.S. Treasury Bills.
Accounting Treatment of Litigation Proceeds
In October 2007, Transmeta entered into an agreement with Intel Corporation providing for a settlement of all claims between the two companies and for the licensing of the Transmeta patent portfolio to Intel for use in current and future Intel products. Pursuant to the settlement, Transmeta received the initial $150 million payment on January 28, 2008, and expects annual payments of $20 million each on

January 31st of years 2009 to 2013, for total payments of $250 million. Transmeta expects to recognize $234.6 million as an operating gain from the litigation settlement ratably over the ten year capture period for the years 2008 through 2017, and $15.4 million of interest income over the payment period from 2008 to 2013. The Company recognized $3.3 million in tax expense in the fourth quarter of 2007.
The Company expects to recognize $5.87 million in operating gain from the Intel settlement for each of the four quarters of 2008, for a total of $23.46 million. The Company also expects to recognize approximately $1.7 million, $1.1 million, $1.2 million and $1.2 million during the four quarters of 2008, respectively, in imputed interest income from the Intel settlement for a total of $5.2 million. This imputed interest income will be in addition to the interest income that the Company expects to earn on its cash, cash equivalents and short-term investments. Transmeta expects to be profitable on a GAAP net income basis in 2008.
Conference Call
Transmeta’s management will host a conference call today at 4:30 p.m. Eastern time / 1:30 p.m. Pacific time to discuss the operating performance for the quarter. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (913) 312-1298. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 11:59 p.m. Pacific time on March 20, 2008. The phone number to access the recording is (888) 203-1112, and the passcode is 2747234. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include practical difficulties in implementing our restructuring plan and modifying our business model, the potential loss of key technical and business personnel, uncertainty about the adoption and market acceptance of our technology offerings by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, difficulties in developing our technologies in a timely and cost effective manner, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta and LongRun2 are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

Transmeta Corporation
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$15,607	$19,629	$11,595
Short-term investments	2,968	8,976	29,955
Accounts receivable	163	45	310
Other receivables, current	149,400	—	—
Prepaid expenses and other current assets	2,476	2,332	2,729

Total current assets	170,614	30,982	44,589

Other receivables, long-term	85,200	—	—
Property and equipment, net	284	376	758
Patents and patent rights, net	2,388	4,100	9,234
Other assets	800	1,010	2,148

TOTAL ASSETS	$259,286	$36,468	$56,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$341	$2,171	$1,467
Accrued compensation	15,351	834	3,245
Deferred income, net	—	—	15
Income taxes payable	3,306	4	49
Other accrued liabilities	1,028	4,384	2,966
Current portion of deferred operating gain	23,460	—	—
Advances from customers	—	—	1,320
Current portion of accrued restructuring costs	1,592	2,592	1,996
Current portion of long-term payable	667	600	667

Total current liabilities	45,745	10,585	11,725

Long-term deferred operating gain, net of current portion	211,140	—	—
Long-term accrued restructuring costs, net of current portion	—	—	988
Long-term payable, net of current portion	800	1,000	1,333

Total liabilities	257,685	11,585	14,046

Stockholders’ equity:
Convertible preferred stock	6,966	6,966	—
Common stock	739,268	738,625	724,229
Treasury stock	(2,439)	(2,439)	(2,439)
Accumulated other comprehensive gain (loss)	29	29	(66)
Accumulated deficit	(742,223)	(718,298)	(679,041)

Total stockholders’ equity	1,601	24,883	42,683

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$259,286	$36,468	$56,729

Transmeta Corporation
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
Revenue:
Product	$—	$—	$216	$167	$1,673
License	102	1	—	103	10,000
Service	24	43	2,177	2,210	36,877

Total revenue	126	44	2,393	2,480	48,550

Cost of revenue
Product (1)	—	—	194	80	303
License	—	—	—	—	39
Service (1)	11	18	1,473	1,247	22,062
Impairment charge on inventories	—	—	1,802	364	1,802

Total cost of revenue	11	18	3,469	1,691	24,206

Gross profit (loss)	115	26	(1,076)	789	24,344

Gross margin %	91.3%	59.1%	-45.0%	31.8%	50.1%

Operating expenses:
Research and development (1)	1,981	1,336	7,261	10,790	20,120
Selling, general and administrative (1)	17,236	6,107	5,038	35,093	21,472
Restructuring charges, net	1	177	486	8,879	876

Amortization of patents and patent rights	1,712	1,711	1,712	6,846	6,846
Impairment charge on long-lived and other assets	—	—	800	302	800

Total operating expenses	20,930	9,331	15,297	61,910	50,114

Operating loss	(20,815)	(9,305)	(16,373)	(61,121)	(25,770)
Interest income and other, net	138	250	625	1,247	2,456
Interest (expense)	53	(15)	(97)	—	(98)

Income (loss) before income taxes	(20,624)	(9,070)	(15,845)	(59,874)	(23,412)
Provision for income taxes	3,301	3	56	3,308	86

Net income (loss)	(23,925)	(9,073)	(15,901)	(63,182)	(23,498)
Deemed dividend for beneficial conversion feature of preferred stock	—	(3,630)	—	(3,630)	—

Net income (loss) attributable to common shareholders	$(23,925)	$(12,703)	$(15,901)	$(66,812)	$(23,498)

Net income (loss) per share attributable to common shareholders — basic	$(1.99)	$(1.24)	$(1.61)	$(6.33)	$(2.40)
Net income (loss) per share attributable to common shareholders — fully diluted	$(1.99)	$(1.24)	$(1.61)	$(6.33)	$(2.40)

Weighted average shares outstanding — basic	12,021	10,236	9,879	10,559	9,792
Weighted average shares outstanding — diluted	12,021	10,236	9,879	10,559	9,792

(1) Includes stock-based compensation:
Cost of product revenue	$—	$—	$4	$—	$9
Cost of service revenue	1	1	186	19	1,789
Research and development	328	(271)	723	339	1,723
Selling, general and administrative	343	244	533	1,284	2,253